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                                                                 Exhibit 3(i)


                           Articles of Incorporation
                                of Sunoco, Inc.
                       (Restated as of November 6, 1998)
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                   Articles of Incorporation of Sunoco, Inc.

First:   The name of the Corporation is "Sunoco, Inc."

Second:    The location and post office address of its registered office in this
Commonwealth is 1801 Market Street, Philadelphia, Pennsylvania 19103.

Third:     The Corporation shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the provisions of the Act of May 5, 1933 (P.L. 364, as amended). The Corporation is incorporated under the provisions of said Act.

Fourth:      The total number of shares of capital stock which this Corporation shall have authority to issue is Two Hundred Fifteen Million (215,000,000) to be divided into two classes consisting of Fifteen Million (15,000,000) shares designated as "Cumulative Preference Stock" (hereinafter called "Preference Stock"), without par value, and Two Hundred Million (200,000,000) shares designated as "Common Stock," (hereinafter called "Common Stock"), $1 par value.


  The following is a description of each class of capital stock and a statement of the preferences, qualifications, privileges, limitations, restrictions, and other special or relative rights granted to or imposed upon the shares of each class:

  Preference Stock

  1. Authority of Board of Directors. Authority is hereby vested in the Board of Directors, by resolution, to divide any or all of the authorized shares of Preference Stock into series and, within the limitations provided by law and this Article Fourth, to fix and determine the designations, preferences, qualifications, privileges, limitations, options, conversion rights, and other special rights of each such series, including but not limited to the right to fix and determine:

  (a) the designation of and the number of shares issuable in each such series;
  (b) the annual dividend rate, expressed in a dollar amount per share, for each such series;
  (c) the right, if any, of the Corporation to redeem shares of any such series, and the terms and conditions on which shares of each such series may be redeemed;
  (d) the amounts payable upon shares of each such series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
  (e) the sinking fund provisions, if any, for the redemption or purchase of shares of each such series;
  (f) the voting rights, if any, for the shares of each such series; provided, however, that the number of votes per share of Preference Stock shall in no event exceed one (1);
  (g) the terms and conditions, if any, on which shares of each such series may be converted into shares of stock of this Corporation; provided, however, that shares of Preference Stock shall not be convertible into shares of any class of stock of the Corporation other than Common Stock and shall not be convertible into more than one share of Common Stock, or such greater or lesser number as will reflect the effect of stock dividends, stock splits or stock combinations affecting Common Stock and occurring after May 9, 1980, subject to such terms and conditions, including provision for fractional shares, as the Board of Directors shall authorize;
  (h)  the stated value per share for each such series; and
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  (i)  any and all such other provisions as may be fixed or determined by the
Board of Directors of the Corporation pursuant to Pennsylvania law.

  2. Parity of Series of Preference Stock and Shares Within Series; Priority of Preference Stock. All shares of the same series of Preference Stock shall be identical with each other share of such series in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative. Except as determined by the Board of Directors as permitted by the provisions of paragraph 1 hereof, all series of Preference Stock shall rank equally with and be identical in all respects to each other series.

  Preference Stock shall rank, as to dividends and upon liquidation, dissolution or winding up, prior to Common Stock and to any other capital stock of the Corporation hereafter authorized, other than capital stock which shall by its terms rank prior to or on a parity with Preference Stock and which shall be authorized pursuant to subparagraph 9(a) hereof.

  3. Dividends. Before any dividends (other than dividends payable in stock ranking junior to Preference Stock) on any class or classes of stock of the Corporation ranking junior to Preference Stock as to dividends or upon liquidation shall be declared and set apart for payment or paid, the holders of shares of Preference Stock of each series shall be entitled to receive cash dividends, when and as declared by the Board of Directors at the annual rate, and no more, fixed in the resolution adopted by the Board of Directors providing for the issue of such series. Such dividends shall be payable in cash quarterly, each such quarterly payment to be in respect of the quarterly period ending with the day next preceding the date of such payment (except in the case of the first dividend which shall be in respect of the period beginning with the initial date of issue of such shares and ending with the day next preceding the date of such payment), to holders of Preference Stock of record on the respective dates, not exceeding forty (40) days preceding such quarterly dividend payment dates, fixed for that purpose by the Board of Directors. With respect to each series of Preference Stock, such dividends shall be cumulative from the date or dates of issue of such series, which date or dates may be set by the Board of Directors pursuant to the provisions of paragraph 1 hereof. No dividends shall be declared or paid or set apart for payment on any series of Preference Stock in respect of any quarterly dividend period unless there shall likewise be or have been declared and paid or set apart for payment on all shares of Preference Stock of each other series at the time outstanding like dividends in proportion to the respective annual dividend rates fixed therefor as hereinbefore provided for all quarterly dividend periods coinciding with or ending before such quarterly dividend period. Accruals of dividends shall not bear interest.

  4. Redemption. The Corporation, at the option of the Board of Directors, may, at any time permitted by the resolution adopted by the Board of Directors providing for the issue of any series of Preference Stock and at the redemption price or prices stated in said resolution, redeem the whole or any part of the shares of such series at the time outstanding. If at any time less than all of the shares of Preference Stock then outstanding are to be called for redemption, the shares to be redeemed may be selected by lot or by such other equitable method as the Board of Directors in its discretion may determine. Notice of every redemption, stating the redemption date, the redemption price, and the placement of payment thereof, shall be given by mailing a copy of such notice at least thirty (30) days and not more than sixty (60) days prior to the date fixed for redemption to the holders of record of the shares of Preference Stock to be redeemed at their addresses as the same shall appear on the books of the Corporation. The Corporation, upon mailing notice of redemption as aforesaid or upon irrevocably authorizing the bank or trust company hereinafter mentioned to mail such notice, may deposit or cause to be deposited in trust with a bank or trust company in the City of Philadelphia, Commonwealth of Pennsylvania, or in the Borough of Manhattan, City and State of New York, an amount equal to the redemption price of the shares to be redeemed plus any accrued and unpaid dividends thereon, which amount shall be payable to the holders of the shares to be redeemed upon surrender of
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certificates therefor on or after the date fixed for redemption or prior thereto if so directed by the Board of Directors. Upon such deposit, or if no such deposit is made, then from and after the date fixed for redemption unless the Board of Directors shall default in making payment of the redemption price plus accrued and unpaid dividends upon surrender of certificates as aforesaid, the shares called for redemption shall cease to be outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Corporation with respect to such shares other than the right to receive the redemption price plus accrued and unpaid dividends from such bank or trust company or from the Corporation, as the case may be, without interest thereon, upon surrender of certificates as aforesaid; provided, that conversion rights, if any, of shares called for redemption shall terminate at the close of business on the business day prior to the date fixed for redemption. Any funds so deposited which shall not be required for such redemption because of the exercise of conversion rights subsequent to the date of such deposit shall be returned to the Corporation. In case any holder of shares of Preference Stock which have been called for redemption shall not, within six (6) years after the date of such deposit, have claimed the amount deposited with respect to the redemption thereof, such bank or trust company, upon demand, shall pay over to the Corporation such unclaimed amount and shall thereupon be relieved of all responsibility in respect thereof to such holder, and thereafter such holder shall look only to the Corporation for payment thereof. Any interest which may accrue on funds so deposited shall be paid to the Corporation from time to time.

  5. Status of Shares of Preference Stock Redeemed or Acquired. Unless otherwise specifically provided in the resolutions of the Board of Directors authorizing the issue of any series of Preference Stock, shares of any series of Preference Stock which have been redeemed, purchased or acquired by the Corporation by means other than conversion (whether through the operation of a sinking fund or otherwise) shall have the status of authorized and unissued shares of Preference Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Stock to be created by resolution of the Board of Directors or as part of any other series of Preference Stock. Shares of any series of Preference Stock converted shall not be reissued and the Board of Directors shall take appropriate actions to reflect the conversion of Preference Stock from time to time by effecting reductions in the number of shares of Preference Stock which the Corporation is authorized to issue.

  6. Redemption or Acquisition of Preference Stock During Default in Payment of Dividends. If at any time the Corporation shall have failed to pay dividends in full on Preference Stock, thereafter and until dividends in full including all accrued and unpaid dividends on shares of all series of Preference Stock at the time outstanding, shall have been declared and set apart for payment or paid,
(i) the Corporation, without the affirmative vote or consent of the holders of at least a majority of the shares of Preference Stock at the time outstanding, voting or consenting separately as a class without regard to series, given in person or by proxy, either in writing or by resolution adopted at a meeting, shall not redeem less than all the shares of Preference Stock at such time outstanding, regardless of series, other than in accordance with paragraph 8 hereof and (ii) neither the Corporation nor any subsidiary shall purchase any shares of Preference Stock except in accordance with a purchase offer made in writing or by publication, as determined by the Board of Directors, in their sole discretion after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series, shall determine (which determination shall be final and conclusive) will result in fair and equitable treatment among the respective series; provided, however, that (iii) unless prohibited by the provisions applicable to any series, the Corporation, to meet the requirements of any sinking fund provision with respect to any series, may use shares of such series acquired by it prior to such failure and then held by it as treasury stock, and (iv) nothing shall prevent the Corporation from completing the purchase or redemption of shares of Preference Stock for which a purchase contract was entered into for any sinking fund purposes or the notice of redemption of which was mailed to the holders thereof, prior to such default.

  7. Dividends and Distributions on and Redemption and Acquisition of Junior Classes of Stock. So long as any shares of Preference Stock are outstanding, the Corporation shall not declare or set apart for
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payment or pay any dividends (other than stock dividends payable on shares of stock ranking junior to Preference Stock) or make any distribution on any other class or classes of stock of the Corporation ranking junior to Preference Stock as to dividends or upon liquidation and shall not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of any such junior class if at the time of making such declaration, payment, distribution, redemption, purchase or acquisition the Corporation shall be in default with respect to any dividend payable on, or any obligation to purchase, shares of any series of Preference Stock; provided, however, that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of stock of any such junior class in exchange for, or out of the net cash proceeds from the sale of, other shares of stock of any junior class.

  8. Retirement of Shares. If in any case the amounts payable with respect to any obligations to retire shares of Preference Stock are not paid in full in the case of all series with respect to which such obligations exist, the number of shares of the various series to be retired shall be in proportion to the respective amounts which would be payable on account of such obligations if all amounts payable were discharged in full.

  9. Action by Corporation Requiring Approval of Preference Stock. The Corporation shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the number of shares of Preference Stock at the time outstanding, voting or consenting (as the case may be) separately as a class without regard to series, given in person or by proxy, either in writing or by resolution adopted at a meeting:

  (a) create any class of stock ranking prior to or on a parity with Preference Stock as to dividends or upon liquidation or increase the authorized number of shares of any such previously authorized class of stock;

  (b) alter or change any of the provisions hereof so as adversely to affect the preferences, special rights or powers given to the Preference Stock;

  (c) increase the number of shares of Preference Stock which the Corporation is authorized to issue; or

  (d) alter or change any of the provisions hereof or of the resolution adopted by the Board of Directors providing for the issue of such series so as adversely to affect the preferences, special rights or powers given to such series.

  10. Special Voting Rights. If the Corporation shall have failed to pay, or declare and set apart for payment, dividends on Preference Stock in an aggregate amount equivalent to six (6) full quarterly dividends on all shares of Preference Stock at the time outstanding, the number of Directors of the Corporation shall be increased by two (2) at the first annual meeting of the shareholders of the Corporation held thereafter, and at such meeting and at each subsequent annual meeting until dividends payable for all past quarterly dividend periods on all outstanding shares of Preference Stock shall have been paid, or declared and set apart for payment, in full, the holders of the shares of Preference Stock shall have, in addition to any other voting rights which they otherwise may have, the exclusive and special right, voting separately as a class without regard to series, each share of Preference Stock entitling the holder thereof to one (1) vote per share, to elect two (2) additional members of the Board of Directors to hold office for a term of one (1) year; provided, that the right to vote as a class upon the election of such two (2) additional Directors shall not limit the right of holders of any series of Preference Stock to vote upon the election of all other Directors and upon other matters if and to the extent that such holders are entitled to vote pursuant to the resolution adopted by the Board of Directors pursuant to paragraph 1 hereof, providing for the issue of such series. Upon such payment, or declaration and setting apart for payment, in full, the terms of the two (2) additional Directors so elected shall forthwith terminate, and the number of Directors of the Corporation shall be reduced by two (2) and such voting right of
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the holders of shares of Preference Stock shall cease, subject to increase in the number of Directors as aforesaid and to revesting of such voting right in the event of each and every additional failure in the payment of dividends in an aggregate amount equivalent to six (6) full quarterly dividends as aforesaid.

  11. Liquidation of the Corporation. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, Preference Stock shall be preferred as to assets over Common Stock and any other class or classes of stock ranking junior to Preference Stock so that the holders of shares of Preference Stock of each series shall be entitled to be paid or to have set apart for payment, before any distribution is made to the holders of Common Stock and any other class or classes of stock ranking junior to Preference Stock, the amount fixed in accordance with paragraph 1 hereof plus an amount equal to all dividends accrued and unpaid up to and including the date fixed for such payment and the holders of Preference Stock shall not be entitled to any other payment.

  If upon any such liquidation, dissolution or winding up of the Corporation, its net assets shall be insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding shares of Preference Stock are entitled as above provided, the entire remaining net assets of the Corporation shall be distributed among the holders of Preference Stock in amounts proportionate to the full preferential amounts to which they are respectively entitled.

  For the purposes of this paragraph 11, the voluntary sale, lease, exchange or transfer for cash, shares of stock (securities or other consideration) of all or substantially all the Corporation's property or assets to, or its consolidation or merger with, one or more corporations shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

  12. Voting Rights. Except as otherwise provided by the provisions of this Article Fourth or by statute or when fixed in accordance with the provisions of paragraph 1 hereof, the holders of shares of Preference Stock shall not be entitled to any voting rights.

  13. Definitions. For the purposes of this Article Fourth and of any resolution of the Board of Directors providing for the issue of any series of Preference Stock or of any statement filed with the Secretary of State of the Commonwealth of Pennsylvania (unless otherwise provided in any such resolution or statement):

  (a) The term "outstanding," when used in reference to shares of stock, shall mean issued shares excluding:

     (i)  shares held by the Corporation or a subsidiary; and

     (ii) shares called for redemption if funds for the redemption thereof have been deposited in trust.

  (b) Any class or classes of stock of the Corporation shall be deemed to rank:

     (i) prior to Preference Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Preference Stock;

     (ii) on a parity with Preference Stock, either as to dividends or upon liquidation, whether or not the dividend rates or dividend payment dates or the redemption or liquidation prices per share thereof be different from those of Preference Stock, if the holders of such class or classes shall be entitled to the receipt
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of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority one (1) over the other as between the holders of such class or classes and the holders of Preference Stock; and

    (iii) junior to Preference Stock, either as to dividends or upon liquidation, if the rights of the holders of such class or classes shall be subject or subordinate to the rights of the holders of Preference Stock in respect of the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be.

  (c) The term "subsidiary" as used herein shall mean any corporation 51% or more of the outstanding stock having voting rights of which is at the time owned or controlled directly or indirectly by the Corporation.


                     SERIES A CUMULATIVE PREFERENCE STOCK

  1. Designation. The designation of the series of Preference Stock authorized by this resolution shall be Series A Cumulative Preference Stock (the "Series A Preference Stock") consisting of 12,500,000 shares.

  2. Rank. The Series A Preference Stock shall rank, as to dividends and upon liquidation, dissolution or winding up, prior to the Common Stock and to any other capital stock of the Corporation hereafter authorized, other than capital stock which shall by its terms rank prior to or on a parity with the Series A Preference Stock and which shall be authorized pursuant to paragraph 6(d) hereof. Any class or classes of stock of the Corporation shall be deemed to rank:

(i) prior to Series A Preference Stock, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series A Preference Stock;

(ii) on a parity with Series A Preference Stock, either as to dividends or upon liquidation, whether or not the dividend rates or dividend payment dates or the redemption or liquidation prices per share thereof be different from those of Series A Preference Stock, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority one (1) over the other as between the holder of such class or classes and the holders of Series A Preference Stock ("Parity Stock"); and

(iii) junior to Series A Preference Stock, either as to dividends or upon liquidation, if the rights of the holders of such class or classes shall be subject or subordinate to the rights of the holders of Series A Preference Stock in respect of the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be ("Junior Stock").

  3.  Dividends.

(a) The holders of outstanding shares of the Series A Preference Stock shall be entitled to receive, when and as declared by the Board of Directors, cash dividends accruing at the per share rate of $3.60 per annum (the "Dividend Rate") and no more, payable in cash quarterly, each such quarterly payment to be in respect of the quarterly period ending with the day next preceding the date of such payment (except in
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the case of the first dividend which shall be in respect of the period beginning with June 12, 1995 and ending with the day next preceding the date of such payment), to holders of Series A Preference Stock of record on the respective dates, not exceeding forty (40) days preceding such quarterly dividend payment dates, fixed for that purpose by the Board of Directors. Such dividends shall be cumulative from June 12, 1995 and shall accrue daily. Accruals of dividends shall not bear interest. Dividends will be payable on or before each March 13, June 13, September 13 and December 13 (or, if any such day is not a business day, on the next succeeding business day).

  (b) Before any dividends (other than dividends payable in Junior Stock) on any class or classes of stock of the Corporation ranking junior to Series A Preference Stock as to dividends or upon liquidation shall be declared and set apart for payments or paid, the holders of shares of Series A Preference Stock shall be entitled to receive cash dividends, when and as declared by the Board of Directors at the Dividend Rate, and no more. No dividends shall be declared or paid or set apart for payment on the Series A Preference Stock in respect of any quarterly dividend period unless there shall likewise be or have been declared and paid or set apart for payment on all shares of Preference Stock of each other series at the time outstanding like dividends in proportion to the respective annual dividend rates fixed therefor for all quarterly dividend periods coinciding with or ending before such quarterly dividend period.

  (c) So long as any shares of Series A Preference Stock are outstanding, the Corporation shall not declare or set apart for payment or pay any dividends (other than stock dividends payable on shares of Junior Stock) or make any distribution on any other class or classes of stock of the Corporation ranking junior to Series A Preference Stock as to dividends or upon liquidation and shall not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of any such Junior Stock if at the time of making such declaration, payment, distribution, redemption, purchase or acquisition the Corporation shall be in default with respect to any dividend payable on, or any obligation to purchase, shares of Series A Preference Stock; provided, however, that, notwithstanding the foregoing, the Corporation may at any time redeem, purchase or otherwise acquire shares of stock of any such Junior Stock in exchange for, or out of the net cash proceeds from the sale of, other shares of stock of any Junior Stock.

  4.  Redemptions.

  (a) Right to Call for Redemption. At any time and from time to time, the Corporation shall have the right to call, in whole or in part, the outstanding shares of the Series A Preference Stock for redemption, subject to the notice provisions set forth in paragraph (4)(h). On the redemption date (the "Redemption Date") with respect to any such redemption, the Corporation shall deliver to the holders thereof, in exchange for each such share called for redemption, the following consideration:


  (1) in the event such Redemption Date is prior to June 12, 1998 (the "Specified Date"),

          (i) a number of shares of Common Stock equal to the Call Price (as defined in paragraph (4)(g)(ii)) in effect on the Redemption Date divided by the Current Market Price of the Common Stock determined as of the second Trading Date immediately preceding the Notice Date, plus

         (ii) an amount in cash equal to all accrued and unpaid dividends on such share of Series A Preference Stock to and including the Redemption Date, whether or not declared, out of funds legally available therefor (and dividends shall cease to accrue on such share as of such Redemption Date); and
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  (2) in the event such Redemption Date is on or after the Specified Date,

          (i) shares of Common Stock at the Common Equivalent Rate (determined as provided in this paragraph (4)) in effect on the Redemption Date; plus

         (ii) an amount in cash equal to all accrued and unpaid dividends on such share of Series A Preference Stock to and including the Redemption Date, whether or not declared, out of funds legally available for the payment of dividends (and dividends shall cease to accrue on such share as of such Redemption Date).

If at any time less than all of the shares of Series A Preference Stock then outstanding are to be called for redemption, the shares to be redeemed may be selected by lot or such other equitable method as the Board of Directors of the Corporation in its discretion may determine.

  (b) Redemption or Acquisition of Series A Preference Stock During Default in Payment of Dividends. If at any time the Corporation shall have failed to pay dividends in full on Preference Stock, thereafter and until dividends in full including all accrued and unpaid dividends on shares of all series of Preference Stock at the time outstanding, shall have been declared and set apart for payment or paid, (i) the Corporation, without the affirmative vote or consent of the holders of at least a majority of the shares of Preference Stock at the time outstanding, voting or consenting separately as a class without regard to series, given in person or by proxy, either in writing or by resolution adopted at a meeting, shall not redeem less than all the shares of Preference Stock at such time outstanding, regardless of series, other than in accordance with paragraph 4(f) hereof and (ii) neither the Corporation nor any subsidiary shall purchase any shares of Preference Stock except in accordance with a purchase offer made in writing or by publication, as determined by the Board of Directors, in their sole discretion after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series, shall determine (which determination shall be final and conclusive) will result in fair and equitable treatment among the respective series; provided, however, that (iii) unless prohibited by the provisions applicable to any series, the Corporation, to meet the requirements of any sinking fund provision with respect to any series, may use shares of such series acquired by it prior to such failure and then held by it as treasury stock, and (iv) nothing shall prevent the Corporation from completing the purchase or redemption of shares of Preference Stock for which a purchase contract was entered into for any sinking fund purposes or the notice of redemption of which was mailed to the holders thereof, prior to such default.

  (c) Common Equivalent Rate; Adjustments. The Common Equivalent Rate to be used to determine the number of shares of Common Stock to be delivered on the redemption of the Series A Preference Stock in exchange for shares of Common Stock pursuant to paragraph (4)(a)(2) (a "Specified Redemption") shall be initially two shares of Common Stock for each share of Series A Preference Stock; provided, however, that such Common Equivalent Rate shall be subject to adjustment from time to time as provided below in this paragraph (4)(c). All adjustments to the Common Equivalent Rate shall be calculated to the nearest 1/100th of a share of Common Stock. Such rate as adjusted and in effect at any time is herein called the "Common Equivalent Rate."

  (i)  If the Corporation shall do any of the following (an "Adjustment Event"):

     (A) pay a dividend or make a distribution with respect to Common Stock in shares of Common Stock,

     (B) subdivide, reclassify or split its outstanding shares of Common Stock into a greater number of shares,

     (C) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, or

     (D) issue by reclassification of its shares of Common Stock any shares of Common Stock other than in a Fundamental Transaction (as defined in paragraph 4(g)(iv)),

then the Common Equivalent Rate in effect immediately prior to such Adjustment Event shall be adjusted so that the holder of a share of the Series A Preference Stock shall be entitled to receive on the redemption of such share of the Series A Preference Stock, the number of shares of Common Stock that such holder would have owned or been entitled to receive after the happening of the Adjustment Event had such share of the Series A Preference Stock been redeemed pursuant to paragraph 4(a) immediately prior to the record date for such Adjustment Event, if any, or such Adjustment Event. Where the Adjustment Event is a dividend or distribution, the adjustment to the Common Equivalent Rate shall become effective as of the close of business on the record date for determination of stockholders entitled to receive such dividend or distribution; where the Adjustment Event is a subdivision, split, combination or reclassification, the adjustment to the Common Equivalent Rate shall become effective immediately after the effective date of such subdivision, split, combination or reclassification; and any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under clauses (ii) and (iii) below. Such adjustment shall be made successively.

  (ii) If the Corporation shall, after the date hereof, issue rights or warrants to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock (determined pursuant to paragraph (4)(c)(v)), on the record date for the determination of stockholders entitled to receive such rights or warrants, then in each case the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction (A) the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and (B) the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Such adjustment shall become effective as of the close of business on the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Common Equivalent Rate shall be readjusted to the Common Equivalent Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock actually delivered. Such adjustment shall be made successively.

  (iii) If the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock of evidences of its indebtedness or other assets (including shares of capital stock of the Corporation (other than Common Stock) but excluding any distributions and dividends referred to in clause (i) above or any cash dividends), or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (ii) above), then in each such case, the Common Equivalent Rate shall be adjusted by multiplying the Common Equivalent Rate in effect on the record date mentioned below by a fraction (A) the numerator of which shall be the Current Market Price of the Common Stock (determined pursuant to paragraph (4)(c)(v)) on the record date for the determination of stockholders entitled to receive such dividend or distribution, and (B) the denominator of which shall be such Current Market Price per share of Common Stock less the fair market value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive) as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one share of Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such dividend or distribution.

  (iv) Anything in this paragraph (4) notwithstanding, the Corporation shall be entitled to make such upward adjustment in the Common Equivalent Rate, in addition to those required by this paragraph (4), as the Corporation in its sole discretion may determine to be advisable, in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or a distribution of securities convertible into or exchangeable for stock (or any transaction that could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its stockholders shall not be taxable. If the Corporation determines that an adjustment to the Common Equivalent Rate should be made pursuant to this paragraph (4)(c)(iv), such adjustment shall be made effective as of such date as the Board of Directors of the Corporation determines. The determination of the Board of Directors of the Corporation as to whether an adjustment to the Common Equivalent Rate should be made pursuant to the foregoing provisions of this paragraph (4)(c)(iv), and, if so, as to what adjustment should be made and when, shall be conclusive, final and binding on the Corporation and all stockholders of the Corporation.

  (v) As used in this paragraph (4), the "Current Market Price" of a share of Common Stock on any date shall be, except as otherwise specifically provided, the average of the daily Closing Prices (as defined in paragraph (4)(g)(iii)) for the five consecutive Trading Dates ending on and including the date of determination of the Current Market Price; provided that if the Closing Price of the Common Stock on the Trading Date next following such five-day period (the "next-day closing price") is less than 95% of such average Closing Price, then the Current Market Price per share of Common Stock on such date of determination will be the next-day closing price; provided, further, that, with respect to any redemption or antidilution adjustment, if any event that results in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first day of the applicable determination period and ending on the applicable redemption date, the Current Market Price as determined pursuant to the foregoing will be appropriately adjusted to reflect the occurrence of such event.

  (vi) In any case in which paragraph (4)(c) shall require that an adjustment as a result of any event become effective as of the close of business on the record date and the date fixed for Specified Redemption pursuant to paragraph (4)(a)(2) occurs after such record date, but before the occurrence of such event, the Corporation may in its sole discretion elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any redeemed shares of the Series A Preference Stock the additional shares of Common Stock issuable upon such redemption as a result of such adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to paragraph (4)(e).

  (vii) Before taking any action which would cause an adjustment to the Common Equivalent Rate that would cause the Corporation to issue shares of Common Stock for consideration below the then par value (if any) of the Common Stock upon redemption of the Series A Preference Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Common Equivalent Rate.

  (d)  Notice of Adjustments.  Whenever the Common Equivalent Rate   is adjusted
as herein provided, the Corporation shall:

    (i) forthwith compute the adjusted Common Equivalent Rate in accordance with this paragraph (4) and prepare a certificate signed by the Chief Executive Officer, the Chief Financial Officer, any Vice President, or the Treasurer of the Corporation setting forth the adjusted Common Equivalent Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the transfer agent or agents for the Series A Preference Stock and the Common Stock; and

    (ii) mail a notice stating that the Common Equivalent Rate has been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Common Equivalent Rate to the holders of record of the outstanding shares of the Series A Preference Stock at or prior to the time the Corporation mails an interim statement to its stockholders covering the fiscal quarter during which the facts requiring such adjustment occurred, but in any event within 45 days of the end of such fiscal quarter.

   (e) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the redemption of any shares of Series A Preference Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the redemption of a share of Series A Preference Stock, the Corporation shall pay to the holder of such share an amount in cash (computed to the nearest cent) equal to the same fraction of the Current Market Price of the Common Stock determined as of the second Trading Date immediately preceding the relevant Notice Date. If more than one share shall be surrendered for redemption at one time by the same holder, the number of full shares of Common Stock issuable upon redemption thereof shall be computed on the basis of the aggregate number of shares of Series A Preference Stock so surrendered.

  (f) Retirement. Shares of Series A Preference Stock which have been redeemed, purchased or acquired by the Corporation (whether through the operation of a sinking fund or otherwise) shall have the status of authorized and unissued shares of Preference Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Stock to be created by resolution of the Board of Directors or as part of any other series of Preference Stock. If in any case the amounts payable with respect to any obligations to retire shares of Series A Preference Stock and any other series of Preference Stock are not paid in full in the case of all series with respect to which such obligations exist, the number of shares of the various series to be retired shall be in proportion to the respective amounts which would be payable on account of such obligations if all amounts payable were discharged in full.

  (g) Definitions.  As used in this paragraph 4 or elsewhere herein:

    (i) the term "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York or the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close or are closed because of a banking moratorium or otherwise;

    (ii) the term "Call Price" shall mean the per share price (payable in shares of Common Stock) at which the Corporation may redeem shares of Series A Preference Stock pursuant to paragraph 4(a)(1)), which shall be initially equal to $84.79952, declining by $.004444 on each day following June 12, 1995 (computed on the basis of a 360-day year of twelve 30-day months) to $80.26664 on April 12, 1998 and equal to $80 thereafter through June 11, 1998, if not sooner redeemed;

    (iii) the term "Closing Price" on any day shall mean the closing sale price regular way (with any relevant due bills attached) on such day, or in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way (with any relevant due bills attached), in each case on the New York Stock Exchange Consolidated Tape (or any successor composite tape reporting transactions on national securities exchanges), or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading (which shall be the national securities exchange on which the greatest number of shares of Common Stock has been traded during the five consecutive Trading Dates ending on and including the date of determination of the Current Market Price), or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices regular way (with any relevant due bills attached) of the Common Stock on the over-the-counter market on the day in question as reported by the National Association of Securities Dealers Automated Quotation System, or a similarly generally accepted reporting service, or if not so available, as determined in good faith by the Board of Directors on the basis of such relevant factors as the Board of Directors in good faith considers appropriate;

    (iv) the term "Fundamental Transaction" shall mean a merger or consolidation of the Corporation, a share exchange, division or conversion of the Corporation's capital stock or an amendment of the Corporation's Articles of Incorporation that results in the conversion or exchange of Common Stock into, or the right of the holders thereof to receive, in lieu of or in addition to their shares of Common Stock, other securities or other property (whether of the Corporation or any other entity);

     (v) the term "Notice Date" with respect to any notice given by the Corporation in connection with a redemption of any of the Series A Preference Stock shall be the commencement of the mailing of such notice to the holders of the Series A Preference Stock in accordance with paragraph (4)(h);

    (vi) the term "Outstanding," when used in reference to shares of stock, shall mean issued shares excluding:

          (A)  shares held by the Corporation or a subsidiary; and

          (B) shares called for redemption if funds for the redemption thereof have been deposited in trust;

    (vii) the term "Subsidiary" as used herein shall mean any corporation 51% or more of the outstanding stock having voting rights of which is at the time owned or controlled directly or indirectly by the Corporation; and

   (viii) the term "Trading Date" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

  (h) Method of Redemption. Notice of every redemption, stating the redemption date, the redemption price, and the placement of payment thereof, shall be given by mailing a copy of such notice at least thirty (30) days and not more than sixty (60) days prior to the date fixed for redemption to the holders of record of the shares of Series A Preference Stock to be redeemed at their addresses as the same shall appear on the books of the Corporation. The Corporation, upon mailing notice of redemption as aforesaid or upon irrevocably authorizing the bank or trust company hereinafter mentioned to mail such notice, may deposit or cause to be deposited in trust with a bank or trust company in the City of Philadelphia, Commonwealth of Pennsylvania, or in the Borough of Manhattan, City and State of New York, an amount equal to the redemption price of the shares to be redeemed plus any accrued and unpaid dividends thereon, which amount shall be payable to the holders of the shares to be redeemed upon surrender of certificates therefor on or after the date fixed for redemption or prior thereto if so directed by the Board of Directors. Upon such deposit, or if no such deposit is made, then from and after the date fixed for redemption unless the Board of Directors shall default in making payment of the redemption price plus accrued and unpaid dividends upon surrender of certificates as aforesaid, the shares called for redemption shall cease to be outstanding and the holders thereof shall cease to be stockholders with respect to such shares and shall have no interest in or claim against the Corporation with respect to such shares other than the right to receive the redemption price plus accrued and unpaid dividends from such bank or trust company or from the Corporation, as the case may be, without interest thereon, upon surrender of certificates as aforesaid. In case any holder of shares of Series A Preference Stock which have been called for redemption shall not, within six (6) years after the date of such deposit, have claimed the amount deposited with respect to the redemption thereof, such bank or trust company, upon demand, shall pay over to the Corporation such unclaimed amount and shall thereupon be relieved of all responsibility in respect thereof to such holder, and thereafter such holder shall look only to the Corporation for payment thereof. Any interest which may accrue on funds so deposited shall be paid to the Corporation from time to time.

  (i) Surrender of Certificates; Status. Each holder of shares of Series A Preference Stock to be redeemed shall surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state) to the Corporation at the place designated in the notice of such redemption and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any other funds payable pursuant to this paragraph (4) following such surrender and following the date of such redemption. In case fewer than all the shares represented by any such surrendered certificate are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed shares. If such notice of redemption shall have been given, and if on the date fixed for redemption shares of Common Stock and other funds necessary for the redemption shall have been either set aside by the Corporation separate and apart from its other funds or assets in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor) or deposited with a bank or trust company as provided in paragraph (4)(h), then, notwithstanding that the certificates evidencing any shares of Series A Preference Stock so called for redemption shall not have been surrendered, the shares represented thereby so called for redemption shall be deemed no longer outstanding, dividends with respect to the shares so called for redemption shall cease to accrue after the date fixed for redemption, and all rights with respect to the shares so called for redemption shall forthwith after such date cease and terminate, except for the right of the holders to receive the shares of Common Stock and other funds, if any, payable pursuant to this paragraph (4) without interest upon surrender of their certificates therefor.

  (j) Dividend Payments. The holders of shares of Series A Preference Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the call for redemption thereof (except that holders of shares called for redemption on a date occurring between such record date and the dividend payment date or on such dividend payment date shall not be entitled to receive such dividend on such dividend payment date but instead will receive accrued and unpaid dividends to such redemption date.)

  (k) Payment of Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the redemption of shares of Series A Preference Stock pursuant to this paragraph (4); provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of Series A Preference Stock redeemed or to be redeemed, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

  5.  Liquidation Preference.

  (a) Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Series A Preference Stock shall be preferred as to assets over Common Stock and any other Junior Stock so that the holder of each share of the Series A Preference Stock shall be entitled to be paid or to have set apart for payment in respect of each such share, before any distribution is made to the holders of Common Stock and any other Junior Stock, a liquidation preference equal to twice the fair market value (as determined by the Board of Directors of the Corporation based on advice of tax counsel in accordance with United States federal income tax principles, which determination shall be conclusive) of a Series A Depositary Share (as defined in the Deposit Agreement dated as of June 13, 1995 between the Corporation and First Chicago Trust Company of New York, as Depositary) on the date of issuance thereof, plus an amount equal to all dividends accrued and unpaid up to and including the date fixed for such payment, and such holder of a share of the Series A Preference Stock shall not be entitled to any other payment. If upon any such liquidation, dissolution or winding up of the Corporation, its net assets shall be insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding shares of the Series A Preference Stock and any outstanding Preference Stock that is Parity Stock are entitled, the entire remaining net assets of the Corporation shall be distributed among the holders of the Series A Preference Stock and any outstanding Preference Stock that is Parity Stock, in amounts proportionate to the full preferential amounts to which they are respectively entitled.

  (b) The voluntary sale, lease, exchange or transfer for cash, shares of stock (securities or other consideration) of all or substantially all the Corporation's property or assets to, or its consolidation or merger with, one or more corporations shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

  6.  Voting Rights.

  (a) The holders of record of shares of Series A Preference Stock shall not be entitled to any voting rights except as hereinafter provided in this paragraph
(6) or as otherwise provided in the Articles of Incorporation or by statute.

  (b) The holders of shares of Series A Preference Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Common Stock, voting together with the holders of the Common Stock (and any other class or series of capital stock of the Corporation entitled to vote together with the Common Stock) as one class. Each share of the Series A Preference Stock shall be entitled to one vote.

  (c) (i) If the Corporation shall have failed to pay, or declare and set apart for payment, dividends on Preference Stock in an aggregate amount equivalent to six (6) full quarterly dividends on all shares of Preference Stock at the time outstanding, the number of Directors of the Corporation shall be increased by two (2) at the first annual meeting of the shareholders of the Corporation held thereafter, and at such meeting and at each subsequent annual meeting until dividends payable for all past quarterly dividend periods on all outstanding shares of Preference Stock shall have been paid, or declared and set apart for payment, in full, the holders of the shares of Preference Stock shall have, in addition to any other voting rights which they otherwise may have, the exclusive and special right, voting separately as a class without regard to series, each share of Preference Stock entitling the holder thereof to one (1) vote per share, to elect two (2) additional members of the Board of Directors to hold office for a term of one (1) year; provided, that the right to vote as a class upon the election of such two (2) additional Directors shall not limit the right of holders of the Series A Preference Stock to vote upon the election of all other Directors and upon other matters set forth in paragraph 6(b) above.

      (ii) Upon such payment, or declaration and setting apart for payment, in full, the terms of the two (2) additional Directors so elected shall forthwith terminate, and the number of Directors of the Corporation shall be reduced by two (2) and such voting right of the holders of shares of Preference Stock shall cease, subject to increase in the number of Directors as aforesaid and to revesting of such voting right in the event of each and every additional failure in the payment of dividends in an aggregate amount equivalent to six (6) full quarterly dividends as aforesaid.

  (d) The Corporation shall not, without the affirmative vote or consent of the holders of at least 66 2/3% of the number of shares of Preference Stock at the time outstanding, voting or consenting (as the case may be) separately as a class without regard to series, given in person or by proxy, either in writing or by resolution adopted at a meeting:

  (i) create any class of stock ranking prior to or on a parity with Preference Stock as to dividends or upon liquidation or increase the authorized number of shares of any such previously authorized class of stock;

 (ii) alter or change any of the provisions of the Articles of Incorporation so as to adversely affect the preferences, special rights or powers given to the Preference Stock;

(iii) increase the number of shares of Preference Stock which the Corporation is authorized to issue; or

 (iv) alter or change any of the provisions of the Articles of Incorporation or hereof so as to adversely affect the preferences, special rights or powers given to the Series A Preference Stock.

  7. Conversion. The Series A Preference Stock shall not have any conversion rights to convert into Common Stock.

  8. Fundamental Transactions. Upon the effectiveness of a Fundamental Transaction at any time, each share of Series A Preference Stock shall be entitled to receive consideration per share (i) of the same type as is offered to or to be received by holders of Common Stock pursuant to or in connection with such Fundamental Transaction and (ii) having a fair value equal to the fair value of the Common Stock that each share of Series A Preference Stock would receive if such share of Series A Preference Stock were redeemed by the Company immediately prior to such time in accordance with paragraph 4 hereof.

              SERIES B PARTICIPATING CUMULATIVE PREFERENCE STOCK

  Section 1. Designation and Number of Shares. The shares of such series shall be designated as "Series B Participating Cumulative Preference Stock" (the "Series B Preference Stock"), and the number of shares constituting such series shall be 1,743,019. Such number of shares of the Series B Preference Stock may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series B Preference Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Corporation.

  Section 2.  Dividends and Distributions.

  (A) The holders of shares of Series B Preference Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable on or before March 13, June 13, September 13 and December 13 (or, if any such day is not a business day, on the next succeeding business day) of each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a share of Series B Preference Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 and (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends or other distributions and 100 times the aggregate per share amount of all non-cash dividends or other distributions (other than (i) a dividend payable in shares of Common Stock, par value $1.00 per share, of the Corporation (the "Common Stock")) or (ii) a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preference Stock. If the Corporation shall at any time after February 1, 1996 (the "Rights Declaration Date") pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series B Preference Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  (B) The Corporation shall declare a dividend or distribution on the Series B Preference Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than as described in clauses (i) and (ii) of the first sentence of paragraph (A)); provided that if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a share of Series B Preference Stock and such first Quarterly Dividend Payment Date), a dividend of $1.00 per share on the Series B Preference Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Preference Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Preference Stock, unless the date of issue of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of shares of Series B Preference Stock entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series B Preference Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preference Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

  Section 3. Voting Rights. Except as otherwise provided by Article FOURTH of the Articles of Incorporation of the Corporation or by statute, holders of Series B Preference Stock shall have no voting rights, and their consent shall not be required for taking any corporate action.

  Section 4.  Certain Restrictions.

  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series B Preference Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series B Preference Stock shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preference Stock;

(ii) declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preference Stock, except dividends paid ratably on the Series B Preference Stock and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preference Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series B Preference Stock; or

(iv) redeem, purchase or otherwise acquire for value any shares of Series B Preference Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preference Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series B Preference Stock and all such other parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for value any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

  Section 5. Reacquired Shares. Any shares of Series B Preference Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series B Preference Stock without designation as to series and may be reissued as part of a new series of Series B Preference Stock to be created by resolution or resolutions of the Board of Directors as permitted by the Articles of Incorporation or as otherwise permitted under Pennsylvania Law.

  Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preference Stock unless, prior thereto, the holders of shares of Series B Preference Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided that the holders of shares of Series B Preference Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preference Stock, except distributions made ratably on the Series B Preference Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series B Preference Stock were entitled immediately prior to such event under the provision clause
(1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  Section 7. Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series B Preference Stock shall at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash or any other property, as the case may be, into which or for which each share of Common Stock is changed or exchanged. If the Corporation shall at any time after the Rights Declaration Date pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preference Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

  Section 8. No Redemption. The Series B Preference Stock shall not be redeemable.

  Section 9. Rank. The Series B Preference Stock shall rank junior (as to dividends and upon liquidation, dissolution and winding up) to all other series of the Corporation's preference stock except any series that specifically provides that such series shall rank junior to the Series B Preference Stock.

  Section 10. Fractional Shares. Series B Preference Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Preference Stock.

  Common Stock
  Each holder of record of Common Stock shall have the right to one (1) vote for each share of Common Stock standing in his name on the books of the Corporation. Except as required by law or as otherwise specifically provided in this Article Fourth, the holders of Preference Stock having voting rights and holders of Common Stock shall vote together as one class.

  Preemptive Rights
  Neither the holders of Preference Stock nor the holders of Common Stock shall have any preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option rights or any securities having conversion or option rights, without first offering such shares, rights or securities to any holders of Preference Stock or Common Stock.

Fifth:
  1. The affirmative vote of the holders of not less than 75% of the outstanding shares of "Voting Stock" held by shareholders other than a "Related Person" shall be required for the approval or authorization of any "Business Combination" of the Corporation with any Related Person; provided, however, that the 75% voting requirement shall not be applicable if:

  (i) The "Continuing Directors" of the Corporation by at least a two-thirds vote of such Continuing Directors have expressly approved such Business Combination either in advance of or subsequent to such Related Person's having become a Related Person; or

  (ii) The cash or fair market value (as determined by at least two-thirds of the Continuing Directors) of the property, securities or other consideration to be received per share by holders of Voting Stock of the Corporation in the Business Combination is not less than the "Highest Per Share Price" or the "Highest Equivalent Price" paid by the Related Person in acquiring any of its holdings of the Corporation's Voting Stock.

  2.  For purposes of this Article FIFTH:

  (i) The term "Business Combination" shall mean (a) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" of the assets either of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary of the Corporation to a Related Person, (c) any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or other security device, of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation, (e) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related Person other than the issuance on a pro rata basis to all holders of shares of the same class pursuant to a stock split or stock dividend, or a distribution of warrants or rights, (f) any recapitalization that would have the effect of increasing the voting power of a Related Person, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

  (ii) The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" becomes the "Beneficial Owner" of an aggregate of 10% or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity; provided, however, that the term "Related Person" shall not include (1) a person or entity whose acquisition of such aggregate percentage of Voting Stock was approved in advance by two-thirds of the Continuing Directors or (2) any trustee or fiduciary when acting in such capacity with respect to any employee benefit plan of the Corporation or a wholly owned subsidiary of the Corporation. No person who became a Related Person prior to December 31, 1983 shall be treated as a Related Person for the purpose of voting on any amendment, alteration, change or repeal of this Article FIFTH or voting on any Business Combination to which such Related Person is not a party.

  (iii) The term "Substantial Part" shall mean an amount equal to 10% or more of the fair market value as determined by two-thirds of the Continuing Directors of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

  (iv) The term "Beneficial Owner" shall mean any person (1) who beneficially owns shares of Voting Stock within the meaning ascribed in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of adoption of this Article FIFTH by the shareholders of the Corporation, or (2) who has the right to acquire Voting Shares (whether or not such right is exercisable immediately) pursuant to any agreement, contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

  (v) For purposes of subparagraph l(ii) of this Article FIFTH, the term "other consideration to be received" shall include, without limitation, the value per share of Common Stock or other capital stock of the Corporation retained by its existing shareholders as adjusted to give effect to the proposed Business Combination in the event of any Business Combination in which the Corporation is a surviving corporation.

  (vi) The term "Voting Stock" shall mean all of the outstanding shares of Common Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

  (vii) The term "Continuing Director" shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person. As to any person who became a Related Person prior to December 31, 1983, a Continuing Director shall mean a Director who was a member of the Board of Directors on December 31, 1983.

  (viii) A Related Person shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Related Person became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to a Related Person under the foregoing definition of Related Person, if the price paid by such Related Person for such shares is not determinable by two-thirds of the Continuing Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the market price of the shares in question at the time when the Related Person became the Beneficial Owner thereof.

  (ix) The terms "Highest Per Share Price" and "Highest Equivalent Price" as used in this Article FIFTH shall mean the following: If there is only one (1) class of capital stock of the Corporation issued and outstanding, the Highest Per Share Price shall mean the highest price that can be determined to have been paid at any time by the Related Person for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean, with respect to each class and series of capital stock of the Corporation, the amount determined by two-thirds of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Related Person for any share or shares of any class of series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person. Also, the Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees or other value paid by the Related Person with respect to the shares of capital stock of the Corporation acquired by the Related Person.

  (x) The terms "Affiliate" and "Associate" shall have the same meaning as in Rule 12b-2 of the General Rules and Regulations under the Securities
Exchange Act of 1934 as on the date of the adoption of this Article FIFTH by the shareholders of the Corporation.

  3. The provisions set forth in this Article FIFTH may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than 75% of the outstanding shares of Voting Stock of the Corporation at a meeting of the shareholders duly called for the consideration of such amendment, alteration, change or repeal; provided, however, that if there is a Related Person, such action must also be approved by the affirmative vote of the holders of not less than 75% of the outstanding shares of Voting Stock not held by any Related Person.

Sixth:  The duration of the Corporation shall be perpetual.

Seventh:    The business and affairs of the Corporation shall be managed by a
Board of Directors. The number of Directors of the Corporation shall be fixed from time to time by the Bylaws but shall not be fixed at less than five (5). The number of the Directors may be increased or diminished (but not to less than five (5)), as may from time to time be provided in the Bylaws. In case of any increase in the number of Directors the additional Directors shall be elected as may be provided in the Bylaws, either by the Directors or by the shareholders.

  The shareholders of the Corporation shall not be entitled to cumulative voting rights in the election of Directors.

  Any officer elected or appointed by the Board of Directors may be removed at any time by affirmative vote of a majority of the whole Board of Directors.

  The Board of Directors, by the affirmative vote of a majority of the whole Board, may appoint from the Directors an Executive Committee, of which a majority shall constitute a quorum, and to such extent as shall be provided in the Bylaws such Committee shall have and may exercise all or any of the powers of the Board of Directors, including the power to cause the seal of the Corporation to be affixed to all papers that may require it.

  The Board of Directors, by the affirmative vote of a majority of the whole Board, may appoint any other standing committees, and such standing committees shall have and may exercise such powers as shall be conferred or authorized by the Bylaws.

  The Board of Directors shall have power from time to time to fix and to determine and to vary the amount of the working capital of the Corporation and to direct and determine the use and disposition of any surplus or net profits over and above the capital stock paid in.

  Subject always to alteration and repeal by the shareholders, and to Bylaws made by the shareholders, the Board of Directors may make Bylaws and from time to time may alter, amend or repeal any Bylaws; and any Bylaws made by the Board of Directors may be so altered or repealed by the shareholders at any annual meeting or at any special meeting, provided notice of such proposed alteration or repeal be included in the notice of the special meeting.


Eighth:

  1. Any direct or indirect purchase or other acquisition by the Corporation of any "Equity Security" of any class or series from any "Five Percent Holder", if such Five Percent Holder has been the "Beneficial Owner" of such security for less than two years prior to the earlier of the date of such purchase or any agreement in respect thereof at a price in excess of the "Fair Market Value" thereof, shall, except as hereinafter expressly provided, require the affirmative vote of the holders of at least a majority of the "Voting Stock" excluding Voting Stock of which such Five Percent Holder is the Beneficial Owner; provided, however, that the foregoing majority voting requirement shall not be applicable with respect to (i) any purchase or other acquisition of an Equity Security made as part of a tender or exchange offer by the Corporation to purchase Equity Securities of the same class made on the same terms to all holders of such security, or (ii) a purchase program effected on the open market and not the result of a privately-negotiated transaction, or (iii) any optional or required redemption of an Equity Security pursuant to the terms of such security.


  2.  For purposes of this Article EIGHTH:

  (i) The term "Equity Security" means an equity security of the Corporation within the meaning ascribed to such term in Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on January 1, 1985.

  (ii) The term "Fair Market Value" means, in the case of any Equity Security, the closing sale price on the trading day immediately preceding the earlier of the date of any purchase subject to Paragraph 1 of this Article EIGHTH, or the date of any agreement in respect thereof (such earlier date, the "Valuation Date"), of a share of such Equity Security on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such security is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such security is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such security is listed, or, if such security is not listed on any such Exchange, the closing bid quotation with respect to such security on the trading day immediately preceding the Valuation Date on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the Fair Market Value on the Valuation Date of such security as determined by the Board of Directors in good faith.

  (iii) The term "Person" shall mean any individual, corporation, partnership or other entity and shall include any group comprised of any Person and any other Person with whom such Person or any Affiliate or Associate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock, and any member of such group.

  (iv) The term "Five Percent Holder" shall mean and include any Person which, together with its "Affiliates" and "Associates" becomes the Beneficial Owner of an aggregate of five percent (5%) or more of any class of Voting Stock of the Corporation, and any Affiliate or Associate of any such Person; provided, however, that for purposes of this Article EIGHTH, including, without limitation, Paragraphs 1 and 4 hereof, the term Five Percent Holder shall not include (1) any trustee or fiduciary when acting in such capacity with respect to any employee benefit plan of the Corporation or a wholly owned subsidiary of the Corporation or (2) any Person that would have been a Five Percent Holder on December 31, 1984 if this Article EIGHTH were then in effect.

  (v) The terms "Affiliate" and "Associate" shall have the meanings ascribed to them in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on May 3, 1984.

  (vi) The term "Beneficial Owner" shall mean any person (1) who beneficially owns shares of Voting Stock within the meaning ascribed in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on May 3, 1984, or (2) who has the right to acquire Voting Stock (whether or not such right is exercisable immediately) pursuant to any agreement, contract, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

  (vii) The term "Voting Stock" shall mean all of the outstanding shares of Common Stock, and the outstanding shares of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation entitled to vote on each matter on which the holders of Common Stock shall be entitled to vote, and each reference to a vote of a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

  (viii) In any determination whether a Person is a Five Percent Holder for purposes of this Article EIGHTH, the relevant class of securities outstanding shall be deemed to comprise all such securities deemed owned by such Person and its Affiliates and Associates through application of Paragraph 2(vi)(2) of this Article EIGHTH, but shall not include any other securities of such class which may be issuable pursuant to any agreement, contract, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

  3. The Board of Directors shall have the power to interpret all the provisions of this Article EIGHTH and their application to a particular transaction, including, without limitation, the power to determine (a) whether a Person is a Five Percent Holder, (b) the number of shares of Voting Stock or other Equity Securities of which any Person and its Affiliates and Associates are the Beneficial Owners, (c) whether a Person is an Affiliate or Associate of another, and (d) what is Fair Market Value and whether a price is above Fair Market Value as of a given date. Any such determination made by the Board of Directors shall be conclusive and binding to the fullest extent permitted by law.

  4. The provisions set forth in this Article EIGHTH may not be amended, altered, changed or repealed in any respect and no provision inconsistent herewith shall be adopted unless such action is approved by the affirmative vote of the holders of at least 75% of the Voting Stock of the Corporation at any annual meeting of shareholders or at any special meeting duly called for that purpose, provided notice of such amendment, alteration, change or repeal or adoption be included in the notice of the special meeting; provided, however, that if there is a Five Percent Holder such action must also be approved by the affirmative vote of the holders of at least 75% of the Voting Stock excluding Voting Stock of which any Five Percent Holder is the Beneficial Owner.

Ninth:

  1. Directors and Officers as Fiduciaries. A Director or Officer of the Corporation shall stand in a fiduciary relation to the Corporation and shall perform his duties as a Director or Officer, including his duties as a member of any committee of the Board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the Corporation, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a Director or Officer shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by one or more Officers or employees of the Corporation whom the Director or Officer reasonably believes to be reliable and competent with respect to the matters presented, counsel, public accountants or other persons as to matters that the Director or Officer reasonably believes to be within the professional or expert competence of such person, or a committee of the Board of Directors upon which the Director or Officer does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the Director or Officer reasonably believes to merit confidence. A Director or Officer shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a Director or Officer of the Corporation or any failure to take any action shall be presumed to be in the best interests of the Corporation.

  2. Personal Liability of Directors. A Director of the Corporation shall not be personally liable, as such, for monetary damages (including without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless
(1) the Director has breached the duties of his office or has failed to perform his duties as a Director in good faith, in a manner he reasonably believed to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances; and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

  3. Personal Liability of Officers. An Officer of the Corporation shall not be personally liable, as such, to the Corporation or its shareholders for monetary damages (including without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys' fees and disbursements)) for any action taken, or any failure to take any action, unless (1) the Officer has breached the duties of his office or has failed to perform his duties as an Officer in good faith, in a manner he reasonably believed to be in the best interests of the Corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances; and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Tenth:    Any record holder of at least ten percent (10%) of the outstanding shares of the Corporation's Voting Stock shall have the rights to:

  (a) call a special meeting of the shareholders; and

  (b) to propose an amendment to the Articles by a petition setting forth the proposed amendment, which petition shall be directed to, and filed with, the Board of Directors; subject, however, to all limitations and restrictions which are, or may hereafter be, imposed on, or with respect to, the Corporation's Voting Stock and/or record holders of the Corporation's Voting Stock by Pennsylvania statutory law (other than the provisions of Section 2521(a) of the Pennsylvania Business Corporation Law of 1988), these Articles, or the

Corporation's Bylaws. For purposes of this Article TENTH, the term "Voting Stock" shall mean all of the outstanding shares of Common Stock, and the outstanding shares of any class or series of stock having preference over the Common Stock as to dividends or as to liquidation entitled to vote on each matter on which the holders of Common Stock shall be entitled to vote, and reference to a percentage of shares of Voting Stock shall refer to the percentage of votes entitled to be cast by such shares.



Approved and Filed: August 4, 1971
Amended and Restated: March 30, 1990
Amended: December 23, 1992
Amended: May 4, 1995
Amended: June 13, 1995
Amended: February 1, 1996
Amended:  November 6, 1998



Articles of Incorporation

Footnote:  all references to gender are denoted as "he."